MASTER SERVICES AGREEMENT

THIS AGREEMENT is made and entered into as of this 22nd day of May, 2013, (“Effective Date”) by and between Bridge Builder Trust, a Delaware trust (the “Trust) acting for and on behalf of each series as are currently authorized and issued by the Trust or may be authorized and issued by the Trust subsequent to the date of this Agreement (each a “Fund” and collectively the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in the Funds, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS has the experience and capability to provide the Services (as defined herein) to each of the Funds and, where applicable, to the trust’s investment adviser, Olive Street Investment Advisers, LLC (the “Adviser”); and

WHEREAS, the Trust desires to retain USBFS to provide the Services to the Trust and USBFS is willing to furnish such Services.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	The Services

1.1   Master Agreement.  This Agreement and USBFS’s provision of the Services (as more particularly specified on the Services Schedules identified in 1.2 below) are deemed to have commenced on the Effective Date and will continue until terminated in accordance with Article 13 (“Term of Agreement; Amendment”) or as terminated under the individual Agreements. The Service Levels set forth on the SLA Schedule, which is attached hereto or attached to an individual Agreement and incorporated herein, shall be fixed, for the remainder of the Term. This Agreement sets forth the master terms and conditions on which the Trust shall purchase Services from USBFS.  This Agreement and the corresponding agreements referenced in Section 1.2 below shall constitute the complete and exclusive statement of the terms and conditions governing the purchase of Services.  Unless otherwise required by Applicable Law, any additional or conflicting terms proposed by either party in an acknowledgement, invoice, or other correspondence shall not be binding on the other party, and are hereby objected to and expressly rejected.

1.2   Provision of Services.  During the Term, USBFS shall provide the services listed below as more fully specified in the Services Schedules and separate Agreements (which are attached hereto and incorporated herein by reference) (the “Services”):

(a) Chief Compliance Officer. The Services of the Chief Compliance Officer are set forth in the Chief Compliance Officer Agreement which is attached hereto to this Agreement and incorporated herein by reference and the Chief Compliance Officer Services Schedule attached to the Chief Compliance Officer Agreement.

(b) Fund Administration, Fund Accounting and Transfer Agent Services.  USBFS shall perform Fund Administration Services which includes: (1) SEC and IRC Compliance; (2) Legal Administration; (3) Board Services; (4) General Fund Management, including provision of persons to serve as the Trust’s President, Chief Financial Officer, Treasurer and Secretary, subject to approval by the Trust’s Board of Trustees; (5) Performance Reporting; (6) Financial Reporting; (7) Blue Sky Compliance; (8) Tax & Compliance Reporting; and (9) Regulatory Filings, and Fund Accounting and Transfer Agent Services as more particularly described below and in the Fund Accounting and Administration Services Schedule and the Transfer Agent and Dividend Disbursing Agent Services Schedule attached hereto and incorporated herein by reference.

(c) Custody Services. The Custody Services are set forth in the Custody Agreement which is attached to this Agreement and incorporated herein by reference and the Custody Services Schedule attached to the Custody Services Agreement.

(d) Distribution Services. The Distribution Services are set forth in the Distribution Agreement which is attached hereto to this Agreement and incorporated herein by reference and the Distribution Services Schedule attached to the Distribution Agreement.

1.3   Fund Administrative Manager Appointment, Acceptance and Services.

The Trust appoints USBFS as “Administrative Manager”.  As Administrative Manager, USBFS will provide administrative, fund accounting, transfer and dividend disbursing agent services, and other Services as more particularly described in the Services Schedules, on behalf of the Trust.  When providing these Services, USBFS will act in conformity with requirements of the 1940 Act and all other Applicable Law.

(a) Administrative Services.  The Trust appoints USBFS to provide fund accounting and administrative services for the Funds, and USBFS accepts such appointment and agrees to render the Services, hereby set forth on the Fund Accounting and Administration Services Schedule attached hereto and incorporated herein by reference, for the compensation herein provided on the Fee Schedule attached hereto and incorporated herein by reference.

(b) Transfer and Dividend Disbursing Agent Services.  The Trust appoints USBFS to provide transfer and dividend disbursing agent services for the Funds, and USBFS accepts such appointment and agrees to render the services, hereby set forth on the Transfer Agent and Dividend Disbursing Agent Services Schedule attached hereto and incorporated by reference, for the compensation herein provided on the Fee Schedule attached hereto and incorporated herein by reference.

2.	Compensation

2.1   Fee Schedules. USBFS shall be compensated for providing the Services set forth in this Agreement in accordance with the Fee Schedules attached hereto and incorporated by reference. USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  The Trust shall pay all such fees and reimbursable expenses to USBFS within 30 calendar days following receipt of the billing notice from USBFS, except for any fee or expense subject to a good faith dispute.  The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if a Fund is disputing any amounts in good faith.  The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1% per month after the due date. USBFS shall be solely responsible for timely billing.  No fees or charges shall be effective against or payable by the Trust if first invoiced by USBFS more than ninety (90) days after the date that USBFS first could have invoiced the Trust under this Agreement.  Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of the assets and property of the particular Fund involved, unless otherwise payable by the Advisor pursuant to an expense cap reimbursement or similar agreement.

2.2   Third Party Charges.  USBFS shall identify and separately itemize any authorized fees and charges billed by or through USBFS for connectivity charges, its suppliers and other third parties.  USBFS agrees to use commercially reasonable efforts to minimize such third party charges.  Unless identified on the fee schedule or otherwise expressly approved in writing by the Trust, USBFS shall bill such charges without mark-up of the rate charged by the third party, and shall provide the Trust with the full benefit of all discounts, financial incentives, revenue-sharing arrangements, credits, and refunds received as part of any agreement, tariff, or other lawful arrangement.  USBFS may request reimbursement of expenses and third party charges that do not exceed one thousand dollars ($1,000.00) per billing cycle, without obtaining advance approval in writing.

2.3   Billing Records and Inquiries.  USBFS shall prepare and maintain complete and accurate written records, in accordance with generally accepted accounting principles (GAAP) and consistent with its past practices, substantiating all amounts paid and payable by the Trust under this Agreement.  USBFS shall retain such records and all supporting documentation for at least five (5) years following the date of invoice or such longer period as may be required by Applicable Laws, and shall provide copies to the Trust upon request.  USBFS shall cooperate in promptly resolving any good faith billing disputes, including escalation as necessary to personnel with decision-making authority.  No fees or charges disputed in good faith shall be deemed due and owing until resolution of the billing dispute by the parties.  In no event shall USBFS suspend performance under this Agreement pending resolution of a good faith billing dispute.  Payment by the Trust shall not constitute a waiver of the Trust’s right to dispute the validity of any fees or charges.

2.4   Billing Review.  USBFS shall provide the Trust and its designated auditors with reasonable on-site access to review and make copies of the billing records substantiating the amounts paid and payable under this Agreement.  In the event of any overcharging or overpayment, USBFS promptly shall refund to the Trust the overpayment.  In the event of any overcharging by USBFS in excess of five percent (5%) of the correct amounts for the billing period in question, without limiting any other rights or remedies available under the circumstances, USBFS shall refund such overpayment with interest at the interest rate stated above, and shall reimburse the Trust for the reasonable costs of its billing review.

3.	Technology

3.1   Technology.  Incidental to providing such Services, USBFS shall provide to the Trust and to the Advisor access to particular Web sites, software and technology as part of the Services.  To the extent available and permitted by Applicable Law or contract, USBFS will provide remote access and use by the Trust and the Advisor in order to monitor, and receive and review reports, documents and other data as more particularly described in the Services Schedule.

3.2   Scope.  The Trust and the Advisor may: (a) remotely access and use the Services in accordance with the applicable Specifications; (b) create, transmit, display, process, upload, and download Data in and through the Services, including for use in non-USBFS software and systems; (c) perform training, testing, development, integration, maintenance and support, legal and regulatory compliance functions, business continuity and disaster recovery planning, and similar back-office activities related to use and enjoyment of the Services (which activities will not incur any additional fees or charges); and (d) reproduce, distribute, and prepare summaries of the Documentation for internal use in connection with the Services. Unless otherwise prohibited or limited by contract, the Trust may access and use the Services on an enterprise-wide basis, without any limitation as to the number of total or concurrent users, at no additional fee or charge, and the Advisor may access and use the Services on an enterprise-wide basis, without any limitation as to the number of total or concurrent users, at no additional fee or charge, provided its use is limited to the services it provides and the obligations it maintains as Advisor to the Trust.

3.3   Use of Index Data.

(a) USBFS has entered into an agreement with MSCI index data services (“MSCI”) and Standard & Poor Financial Services LLC (“S&P”) which obligates USBFS to include a list of required provisions listed below.  The index data services being provided to the Trust by USBFS pursuant hereto (collectively, the “Index Data”) are being licensed, not sold, to the Trust.  The required provisions below shall not have any affect upon the standard of care and liability USBFS has set forth in Section 7.3 and 8 of this Agreement.

(b) The Trust represents that it will use the Index Data solely for internal purposes and will not redistribute the Index Data in any form or manner to any third party, except as allowed herein.

(c) With the exception of USBFS and its Affiliates, the Trust represents that it will not use or permit anyone else to use the Index Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

(d) The Trust represents that it will treat the Index Data as proprietary to MSCI and S&P.  Further, the Trust acknowledges that MSCI and S&P claim they are the sole and exclusive owners of the Index Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Index Data.

(e) The Trust  represents that it will not (i) copy any component of the Index Data, (ii) alter, modify or adapt any component of the Index Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Index Data available to any other person or organization (including, without limitation, the Trust’s  present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

(f) The Trust is obligated to reproduce on all permitted copies of the Index Data all copyright, proprietary rights and restrictive legends appearing on the Index Data.

(g) The Trust acknowledges that it assumes the entire risk of using the Index Data (except for third party’s which may claim ownership or other rights in the Index Data) and shall agree to hold MSCI or S&P harmless from any claims that may arise in connection with any use of the Index Data by the Trust except for claims arising by third parties which claim that the Index Data or Trust’s use of such Index Data is a violation of such third party’s right title or interest in such Index Data.

(h) The Trust acknowledges that MSCI or S&P may, in its sole and absolute discretion and at any time, terminate USBFS’ right to receive and/or use the Index Data.

(i) The Trust acknowledges that MSCI and S&P are third party beneficiaries of the Customer Agreement between S&P, MSCI and USBFS, entitled to enforce all provisions of such agreement relating to the Index Data.

(j) The Index Data is provided to the Trust on an “as is” basis.  MSCI and S&P make no representation or warranty of any kind, either express or implied, with respect to the Index Data (or the results to be obtained by the use thereof).  MSCI and S&P expressly disclaim any and all implied warranties of originality, accuracy, completeness, merchantability and fitness for a particular purpose.

(k) In no event shall MSCI and S&P be liable to the Trust, or any other third party, for any direct or indirect damages, including, without limitation, any lost profits, lost savings or other incidental or consequential damages arising out of this Agreement or the inability of the Trust to use the Index Data, regardless of the form of action, even if MSCI and S&P has been advised of or otherwise might have anticipated the possibility of such damages.

4.	Service Levels; Support

Service Levels.  USBFS will provide the Services in a manner that meets or exceeds the availability, performance and other service levels for the Services identified in the SLA Schedule attached hereto or attached to an individual Agreement (the “Service Levels”).  The Service Levels are cumulative, and are expected to be met in the aggregate, rather than in the alternative. The SLA Schedule denotes the severity of a SLA in the “Priority” column marking each as a High, Medium or Low severity level.  A matter will be an incident or deficiency if the Standard listed in the “Standard” column is not met as measured in the timeframe listed in the “Service Level Frequency” column as measured in the “Measurement Frequency” column.  Any incident or deficiency listed on an SLA Schedule will be logged by USBFS and denoted with the severity level.  Additionally, for each SLA on the SLA Schedule, a remedy is denoted in the “Remedy for Non-Performance” column.

4.1   Monitoring; Reporting

.  USBFS will utilize, measure and monitor the Service Levels at a level of detail sufficient to verify compliance.  On a monthly basis, USBFS will prepare and deliver one or more reports, in a form reasonably acceptable to the Trust, detailing: (i) its performance in meeting the Service Levels, (ii) the status of any outstanding Service Level deficiencies; and (iii) any additional information customarily provided by USBFS to customers.

4.2   Remote Monitoring.  Upon request, USBFS will cooperate with the Trust to establish automated processes by which the Trust and the Advisor can remotely monitor availability, stability and performance of the Systems.  If monitoring detects outages or other service impacting events, the Trust may use this information to report issues to USBFS for prompt resolution.

4.3   Service Level Deficiencies.  An incident management process will be used to handle unplanned events and interruptions to Services.  An incident or deficiency in Service will be prioritized according to the assigned priority level outlined in the SLA Schedule.  When responding to a High or Medium priority deficiency (as defined on the SLA Schedule), USBFS will:  (a) proactively manage, investigate and report on the root causes of the problem; (b) create a written corrective action plan; (c) submit the action plan to the Trust for review and approval; (d) implement, manage and monitor the action plan until the Service Level deficiencies are corrected: (d) implement, manage and monitor the action plan until the Service Level deficiencies are corrected; (e) provide status reports to the Trust on progress, as reasonably requested; and (f) take appropriate preventative measures so that Service Level deficiencies do not recur.  For each incident or deficiency of an SLA, USBFS shall provide the corresponding remedy or pay to the Trust the corresponding reimbursements reflected in the “Remedy For Non-Performance” column.  In the event the Remedy states “Contract language” the Escalation provision below shall apply.

4.4   Escalation.  In the event of the following:  (a) an incident or deficiency with the Priority of High; or (b) 3 or more incidents or deficiencies with the Priority of Medium or Low occur in any consecutive six (6) month period; or (c) frequent or chronic issues that are not part of the SLA Schedule, but effect the quality of the Service or Services, then upon the Trust’s or the Adviser’s request, USBFS shall dispatch a senior executive reasonably acceptable to the Trust or to the Adviser (as the case may be) to meet in person with the Trust’s Board or the Adviser’s management.  The meeting shall be for USBFS to provide a plan to the Trust’s Board or the Adviser’s management (as the case may be) to resolve the issues, together with providing reasonable assurances of USBFS’s ability to perform the Services in the manner and within the timeframes required herein or in the individual Agreements.  Notwithstanding the above, in the event the failure of USBFS to meet the SLAs results in a material breach by USBFS of the Agreement, the damages resulting from such breach shall not be limited by the “Remedy” stated in the SLA.  The parties acknowledge and agree that the SLA Remedies and the escalation process are not intended to represent or in any way approximate or limit the damages which may be recoverable by the Trust as a result of USBFS’s failure to provide the affected services in breach of the Agreement.  USBFS acknowledges and agrees that under no circumstances shall the Remedy or the exercise of the escalation process or any other remedy as provided herein relieve USBFS of any of its representations, warranties or other obligations under the Agreement or an individual Agreement, or limit USBFS’s liability or the Trust’s rights and remedies for any material breach thereof, which rights and remedies are cumulative and not in the alternative.  However, in the event the Trust brings an action to recover damages in the exercise of the rights provided for in the Agreement or an individual Agreement, such damages shall be limited by any applicable limitation of liability contained in Section 8.7 below or in the applicable section in an individual Agreement.

4.5   Support.  During the term of the Services, at no additional charge, USBFS will provide technical support for and general assistance with the Trust’s or the Advisor’s access to and use of the Services, including answering email, telephone and other queries, and will provide diagnosis and resolution for any problems either entity experiences in accessing or using the Services.  USBFS will use commercially reasonable efforts to respond to all queries within two (2) business hours from the time of receipt.  USBFS also will provide the Trust with all-hours access to its technical support, any known-problem database, and any other diagnostic tools and technical resources made available for the Services.

5.	Data Backup, Retention, Disposal and Disaster Recovery

5.1   Trust Data Back-Up and Retention.  USBFS will retain, retrieve, and dispose of all Trust Data in accordance with the Trust’s policies, procedures, and written instructions, and in compliance with all Applicable Laws.  Without limiting the foregoing, USBFS will back-up and retain all Trust Data according to the schedule specified in the Services Schedule or otherwise approved by the Trust.  Except in the event of an emergency or other unforeseen event, USBFS will perform data back-ups at such times and in such a manner so as not to interfere with the Trust’s business during normal business hours and/or its after-hours, weekend, end-of-week, end-of-month, end-of-quarter, and end-of-year processing.  USBFS will store data back-ups at an appropriate facility in a secure environment suitable for the storage of the media containing the back-ups.  USBFS will utilize industry standard encryption methods and perform routine data integrity testing for all back-up and stored Trust Data.

5.2   Disposal.  USBFS will dispose of Trust Data at the conclusion of the applicable retention period in a secure and appropriate manner, consistent with USBFS’s general confidentiality and safeguarding obligations, and further subject to the data disposal procedures specified in the applicable Services Schedule.  Prior to disposing of any Trust Data, USBFS will confirm in writing with the Trust that it has obtained a copy of any desired back-ups that it wishes to keep internally for its records or archives.

5.3   Return of Trust Data.  Upon the expiration or termination of the Services for any reason, or upon the Trust’s earlier request, USBFS will return all Trust Data (including back-up copies) to the Trust in an industry standard format and on media suitable for use by the Trust without aid of the Services, all as reasonably specified by the Trust.  USBFS will provide the Trust and the Advisor with all data schema and other information reasonably requested in connection with Trust Data extraction and import into a replacement solution; provided, however, USBFS may charge for reasonable time spent preparing custom extraction formats not supported by default in the Services.

5.4   Disaster Recovery Requirements.  During the term of this Agreement, USBFS will maintain a disaster recovery facility, perform disaster recovery testing, and maintain disaster recovery capabilities and business continuity procedures in accordance with (in order of priority): (a) Applicable Laws; (b) the requirements of this Agreement as a Tier-1 data center facility; (c) USBFS’s most current responses to the Trust’s disaster recovery questionnaire; and (d) USBFS’s most current Disaster Recovery Plan, a summary of which will be provided to the Trust prior to the Services commencement date and thereafter promptly upon the issuance of any updates (the “DR Requirements”).  In the event of any outage or other disaster, USBFS will take all necessary steps to resume availability of the Services and full restoration of the Trust’s configuration and Trust Data within the timeframe specified by the DR Requirements.

5.5   Disaster Recovery Testing.  USBFS will provide the Trust with a written summary report detailing the results of all disaster recovery tests, including test data, reports and output necessary to verify accuracy and completeness.

5.6   Force Majeure.  Neither party shall be liable for damages for any delay or failure of delivery to the extent resulting from acts of God or other force majeure events (“Force Majeure Event”), provided that the non-performing party uses commercially reasonable efforts to avoid or remove such causes of non-performance, and resumes performance with reasonable dispatch as soon as such causes are removed and, further provided, that such performance would not have been delayed or interrupted had USBFS maintained the disaster recovery or business continuity plan that is required in this Agreement.  Under no circumstances shall the Trust be liable for payment of fees or charges for any period of unavailability of the Service caused by a Force Majeure Event.

6.	Ownership

6.1   Services.  USBFS, and, where applicable, its suppliers, will retain sole and exclusive ownership of all right, title, and interest in and to the Services.  To the extent that any Web sites, software or other technology are included as part of the Services, except as otherwise permitted by this Agreement or under Applicable Law, the Trust will not: (a) sublicense, lease, rent, loan, or otherwise transfer such Web sites, software or other technology to any third party; (b) reverse engineer, decompile, or disassemble such Web sites, software or other technology; or (c) make the Web sites, software or technology available for use by third parties as part of a service bureau arrangement.

6.2   USBFS Data.  USBFS and its Affiliates will exclusively own and retain all right, title and interest in and to USBFS Data.  The Trust will maintain all USBFS Data in the strictest confidence as the Confidential Information of the USBFS. The Trust hereby accepts USBFS Data AS IS with no warranties, express or implied as to merchantability or fitness for a particular purpose.

6.3   The Trust Data.  The Trust will exclusively own and retain all right, title and interest in and to the Trust Data.  USBFS will maintain all Trust Data in the strictest confidence as the Confidential Information of the Trust.  USBFS will not acquire any rights or impose any restrictions on the Trust with respect to the Trust Data, including by virtue of USBFS’s creation or processing thereof, and waives any right, title and interest in or to the selection, arrangement, and structure of the Trust Data or any database or compilation thereof.  USBFS hereby accepts Trust Data AS IS with no warranties, express or implied as to merchantability or fitness for a particular purpose.

6.4   The Trust Materials.  Nothing contained in this Agreement will grant to USBFS any license under any Intellectual Property Rights of the Trust, express or implied, other than a non-exclusive, non-transferable and revocable license to use the information and materials provided by the Trust “AS IS” for the limited purpose of providing the Services to the Trust under and in accordance with this Agreement.

7.	Representations and Warranties

7.1   The Trust Representations and Warranties.  The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that to the Trust’s knowledge:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(c) It is conducting its business in compliance in all material respects with all Applicable Laws and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(d) Notwithstanding the above representations and warranties, in the event any of the above representation or warranty prove to be untrue and such untruth is due to USBFS’s or its Affiliate’s act or omission, then neither USBFS nor any Affiliate shall be entitled to enforce or benefit from such untrue representation or warranty.

7.2   USBFS’s Representations and Warranties.  USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(c) It is conducting its business in compliance in all material respects with all Applicable Laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(d) It is a registered transfer agent under the Securities Exchange Act of 1934, as amended (“1934 Act”).

7.3   Standard of Care.  USBFS shall exercise reasonable care in the performance of its duties under this Agreement.  USBFS represents and warrants that it can and shall exercise its rights and perform its obligations under this Agreement in a professional and workmanlike manner, consistent with industry standards and best practices, in a cost-effective and efficient manner consistent with the required level of quality, and in such a manner as will not unreasonably interfere with or disrupt the Trust’s systems, facilities or business operations.

7.4   Impartial Advice; Conflicting Interests. USBFS represents and warrants that: (a) all recommendations made by USBFS shall be based on USBFS’s professional and impartial judgment as to the  business needs and best interests of the Trust; and (b) USBFS shall not recommend or supply any third party services to the Trust in which USBFS, its affiliates or its personnel have any direct or indirect business, financial or other interest, unless USBFS has fully disclosed in writing such interest to the Trust’s senior management and obtained the Trust’s prior written approval to proceed, in which case USBFS shall make such recommendations, if at all, independently of its personal interests and on the basis of arms length negotiations regarding price and service.

7.5   No Improper Gifts.  USBFS represents and warrants that it has not knowingly provided, and shall not offer or provide in connection with this Agreement, directly or indirectly, any gifts, gratuities, or other inducements or compensation in violation of FINRA rules or any other Applicable Laws.  USBFS shall train its Personnel to understand and comply with such requirements, and shall notify the Trust promptly upon becoming aware of any actual or potential violation thereof.

7.6   Litigation.  USBFS represents and warrants that USBFS is not a party to and, to USBFS’s knowledge, there are no pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries in each case of any material nature against it or its properties or assets which would, in the aggregate, have a material adverse effect upon its performance of its obligations under this Agreement.

7.7   No Derogation of Rights.  USBFS represents and warrants that USBFS, its Affiliates and their Personnel do not intend to and shall not enforce any Intellectual Property Rights related to the Services that would derogate from the receipt, use, maintenance, or enjoyment thereof for the purposes for which they are designed or reasonably intended, or that would conflict with the rights granted to the Trust under this Agreement or Applicable Law.

7.8   Disclaimer. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY IMPLIED OR STATUTORY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

8.	Indemnification; Limitation of Liability

8.1   USBFS’s Indemnification.  USBFS shall indemnify, defend, and hold the Trust, its trustees, officers, employees, agents, and Affiliates  (each a “Trust indemnitee”) harmless from and against any and all lawsuits, claims, actions, prosecutions and other proceedings (“Claims”) brought by or on behalf of a third party arising out of or in connection with this Agreement, or the Services provided hereunder or under the individual agreements referenced in Section 1.2 above, and shall indemnify and hold each Trust indemnitee harmless from and against all resulting awards, settlements, damages, liabilities, fines, costs, and expenses (including reimbursement of reasonable attorneys’ and experts’ fees and court costs), to the extent that such Claim results from or is attributable to, in whole or in part: (a) the negligent or intentional tortious acts or omissions, breach of this Agreement, or a material violation of Applicable Laws by USBFS, its Affiliates, or personnel (limited to provision of Services to the Trust); or (b) an allegation that the Services (including any Deliverables), or the provision or use thereof as contemplated by this Agreement or the individual agreements referenced in Section 1.2 above, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party; provided, however, USBFS shall have no indemnification obligation for infringement claims to the extent directly attributable to unauthorized use or modification of the Services by the Trust, its Affiliates or personnel.

8.2   Trust’s Indemnification.  The Trust shall indemnify and hold harmless USBFS, its directors, officers, employees, agents and Affiliates (each a “USBFS’ indemnitee”) from and against any and all Claims brought by or on behalf of a third party and shall indemnify and hold USBFS harmless from and against all resulting awards, settlements, damages, liabilities, fines, costs, and expenses (including reimbursement of reasonable attorneys’ and experts’ fees and court costs), to the extent that such Claim results from or is attributable to, in whole or in part: (i) the negligent or intentional tortious acts or omissions, breach of this Agreement, or a material violation of Applicable Laws by the Trust that were not taken on behalf of the Trust by USBFS or its Affiliate, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust so long as such officer is not affiliated with USBFS or its Affiliates.

8.3   Procedure.  If in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised in writing of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a Claim for indemnification.  Failure or delay in providing such notice shall not relieve the indemnitor of its indemnification obligations, except to the extent the indemnitor demonstrates that the defense or settlement of the Claim has been prejudiced thereby.  The indemnitor shall have the right to control the defense of the indemnitee against any Claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over defense of the Claim.  The non-controlling party shall have the right to approve counsel retained by the indemnitor for such Claim (such approval not to be unreasonably withheld, conditioned or delayed), and may elect to participate in the defense or settlement of any Claim with counsel of its choice at its cost.  The indemnitor shall in no case confess any Claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitee’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

8.4   Additional Obligations.  In connection with any Claim that any Service (including any Deliverable) provided by USBFS infringes, misappropriates, or otherwise violates the Intellectual Property Rights of a third party, where USBFS has reason to believe that such Claim has validity, or where access to or use of the Service or Deliverable by the Trust or its Affiliates is enjoined, temporarily or permanently, in addition to USBFS’s obligations above, USBFS shall, at its sole expense: (a) obtain for the Trust  the right to continue using the Service or Deliverable; (b) modify the Service or Deliverable so that it becomes non-infringing, without any loss of functionality or degradation of usability or performance; or (c) in the event that the foregoing options are unavailable, accept return of the Deliverable or cancellation of the Service in exchange for a full and prompt refund.

8.5   Reprocess Errors.  USBFS reserves the right to reprocess and correct administrative errors at its own expense.

8.6   Other Capacity.  If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

8.7   Limitation of Liability.

(a) Indirect Damages.  IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR PERSONNEL BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER INDIRECT DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE CAUSE OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b) Cumulative Liability.  TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAWS, THE TOTAL CUMULATIVE LIABILITY OF EACH PARTY, ITS AFFILIATES AND PERSONNEL ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE CAUSE OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SHALL BE LIMITED TO: (A) FOR THE TRUST, THE TOTAL OUTSTANDING AMOUNTS DUE AND OWING TO USBFS HEREUNDER; AND (B) FOR USBFS, THE TOTAL AMOUNTS PAID AND PAYABLE HEREUNDER BY THE TRUST.  THE EXISTENCE OF ONE OR MORE CLAIMS OR SUITS SHALL NOT ENLARGE THIS LIMIT.

(c) Exclusions.  THE LIMITATIONS ON LIABILITY SET FORTH IN SUBSECTIONS (a) AND (b) ABOVE SHALL NOT APPLY TO, OR LIMIT THE LIABILITY OF A PARTY, ITS AFFILIATES OR PERSONNEL FOR:  (A) A MATERIAL BREACH OF ITS CONFIDENTIALITY AND SECURITY OBLIGATIONS; (B) ITS INDEMNIFICATION AND DEFENSE OBLIGATIONS UNDER THIS AGREEMENT; OR (C) GROSS NEGLIGENCE, FRAUD, OR WILLFUL OR INTENTIONAL MISCONDUCT.

9.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data reasonably necessary to perform the services described herein at such times and in such form as mutually agreed upon.

10.	Proprietary and Confidential Information

USBFS acknowledges that as a regulated entity, the Trust is subject to a number of laws and regulations concerning the oversight of its outside service providers, including USBFS, including laws concerning the privacy and safeguarding of personal information.  As a separate agreement, the parties have entered into the MCASA.  From time to time in connection with this Agreement, USBFS may receive, observe, and/or have physical or electronic access to certain Confidential Information of the Trust (as defined in the MCASA).  USBFS shall comply with the provisions of the MCASA, and further acknowledges and agrees that the provisions of the MCASA shall supplement this Agreement, and shall control over any provisions of this Agreement that are less protective of the Trust or less restrictive of USBFS.

11.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

12.	Compliance with Laws

12.1 The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Prospectus and SAI.  USBFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto.

13.	Term of Agreement; Amendment

13.1   Term. This Agreement shall become effective as of the date first written above and will continue in effect for a period of five (5) years (the  “Initial Term”).  Unless terminated earlier in accordance with the  provisions hereof, or unless one party gives notice of non-renewal to the other  party at least three hundred sixty (360) days prior to the last day of  the  Initial Term, or at least one hundred eighty (180) days prior to the last day of the Renewal Term,  this  Agreement shall automatically renew for successive one (1) year terms (each a "Renewal Term") following the Initial Term,  unless otherwise agreed to by the parties, for the same fees as set forth in the Fee Schedules. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

13.2   Termination For Cause.  A party may terminate this Agreement for cause if the other party materially breaches this Agreement, and fails to cure the breach within thirty (30) days after receiving written notice thereof.  Without limiting any other rights or remedies available under the circumstances, in the event of USBFS’s material and uncured breach, the Trust may cancel any of the Services, in whole or in part, without charge or liability.

13.3   Termination for Convenience.  With the exception of the Distribution Agreement (which may be terminated in accordance with the terms contained therein), the Trust may terminate this Agreement and all of the Services being performed hereunder or may terminate a discrete Service performed under this Agreement or one of the other agreements for convenience at any time upon not less than six months written notice to USBFS.  Such notice shall contain the date of termination (“Termination Date”).  The Trust shall remain responsible for the payment of fees for Services performed through the Termination Date.  In addition, if termination is for all of the Services being performed the Trust shall pay to USBFS the equivalent of six months of fees under this Agreement and the Custody Agreement, calculated as of the average of the most recent six (6) months fees, subject to a minimum amount of three hundred thousand dollars ($300,000) and a maximum amount of seven hundred thousand dollars ($700,000) (“Early Termination Fee”).  For purposes of clarity, the Early Termination Fee shall be a cumulative fee and not a fee that applies to each individual agreement.  If termination is for an individual Service being performed, with the exception of the Distribution Agreement (which may be terminated in accordance with the terms contained therein) the Trust shall pay to USBFS the equivalent of six months of fees or if there is less than six months left on an applicable agreement, the fees remaining for such remaining term.

13.4   Termination for Insolvency or Bankruptcy.  Either party may terminate this Agreement immediately upon written notice to the other party, and/or cancel any or all Services, in whole or in part, without charge or liability, if the other party becomes or is declared insolvent, makes a general assignment for the benefit of creditors, suffers a receiver to be appointed for it, enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, files a voluntary petition in bankruptcy, or has an involuntary petition in bankruptcy filed against it, which petition is not dismissed with prejudice within sixty (60) days after filing.

13.5   Termination for Change in Control.  The Trust may terminate this Agreement immediately upon written notice to USBFS, and/or cancel any Services, in whole or in part as applicable, without charge or liability, if USBFS or any of its Affiliates who are performing Services as provided herein experiences or makes a public announcement or a private announcement to the Trust of a proposed change in control.  For purposes of this paragraph, a “change in control” means the acquisition of control of USBFS or the applicable Affiliate by one or more third parties not, on the date of this Agreement, Affiliates of USBFS.

13.6   Effects of Termination; Survival.  Upon the expiration or termination of this Agreement for any reason Sections 2, 5, 6, 7.8, 8.1, 8.2, 8.3, 8.7, 10, 11, 13.7, 13.8, 16, 18, 20 and 21 and any other provisions of this Agreement which by their nature extend beyond the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement for any reason, and shall bind the parties, their successors and assigns.

13.7   Duties in the Event of Termination. In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Trust.

13.8   Transition Assistance.  Following notice of termination of this Agreement, USBFS shall take all steps which the Trust may reasonably request to facilitate the transfer of the Services from USBFS to a new administrator. The Trust shall reimburse USBFS on a cost basis for reasonable expenses incurred by USBFS in performing such transition services from and after the effective date of termination.

14.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party (i) by the Trust; or (ii) by USBFS or an applicable Affiliate providing services to the Trust if there is an acquisition of USBFS or an applicable Affiliate providing services to the Trust or there is an assignment of the an Agreement to an entity that is not now an Affiliate of USBFS, and which in the event of consent of the Trust must be accompanied by the authorization or approval of the Trust’s Board of Trustees.

15.	Insurance

15.1   Minimum Types and Amounts.  During the term of this Agreement, and for a minimum of one (1) year after the expiration or termination of this Agreement for any reason, USBFS shall at all times maintain in full force and effect, with insurance carriers with a minimum AM Best rating of A-7 and duly qualified in those locations where USBFS is based and where any Services are to be performed, policies of insurance of the following minimum types and in the following minimum amounts, and any additional insurance required by law or local statutes:

(a) Worker’s Compensation insurance, or local equivalent, as prescribed by the law of the state or jurisdiction in which the Services are performed and Employer’s Liability insurance with minimum limits of $1,000,000 for accident or disease.

(b) Commercial General Liability insurance with minimum limits of $2,000,000 per occurrence, $4,000,000 aggregate, including (i) bodily injury (including death); (ii) personal injury; (iii) property damage, including damage arising out of explosion, collapse and/or underground hazard exposure; (iv) Products and Completed Operations exposures; (v) independent contractor’s liability; and (vi) blanket contractual coverage insuring the indemnity provisions set forth herein (vii) identity theft liability if Services involve access to Personally Identifiable Information.

(c) Commercial Automobile Liability insurance with minimum limits of $1,000,000 per occurrence for bodily injury and property damage, covering “any auto.”

(d) Professional Liability coverage with limits not less than $25,000,000 aggregate.

(e) Cyber Risk coverage with limits not less than $10,000,000 aggregate.

15.2   Additional Requirements.  Prior to the Effective Date hereof, or upon the Trust’s earlier request, USBFS shall make available at its Milwaukee, Wisconsin office for review by the Trust copies of certificates of insurance meeting the requirements set forth herein.  USBFS waives all rights of subrogation against the Trust and its insurers.  USBFS’s maintenance of or failure to maintain insurance shall not limit its liability under this Agreement in any way.

16.	Governing Law; Jurisdiction; Venue

This Master Services Agreement shall be governed and interpreted for all purposes by the laws of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of a different jurisdiction.  Any dispute, action or proceeding arising out of or related to this Agreement may be commenced in the United States District Court for the Southern District of New York or the state courts situated in New York, New York.  The parties further agree that these courts shall have exclusive jurisdiction over any proceeding initiated by either party against each other, and irrevocably submits and waives any objections to the personal jurisdiction and venue of such courts, including any objections based on forum non conveniens.

17.	Services not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.	Severability

If any provision of this Agreement is determined to be invalid or unenforceable under Applicable Law, the provision shall be amended and interpreted to accomplish the objectives of such provision to the greatest extent possible under Applicable Law, and the remaining provisions of this Agreement shall continue in full force and effect.

19.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Trust attorneys, form attorney-client relationships or require the provision of legal advice.  The Trust acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Trust to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Trust’s behalf.  The Trust acknowledges that because no attorney-client relationship exists between in-house USBFS attorneys and the Trust, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances.  USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

20.	Definitions

Certain terms used in this Agreement are defined in the context in which they are used, and shall have the meanings there indicated.  In addition, as used in this Agreement, the following capitalized terms shall have the following meanings:

20.1 “Affiliate” means, with respect to a party, any person or entity that controls, is controlled by, or is under common control with such party, where “control” means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a person or entity, whether through ownership of voting securities, controlling partnership interest, or similar arrangement.

20.2 “Applicable Laws” means all laws, statutes, codes, ordinances, rules, regulations (including those of any self-regulatory organization), writs, orders, directives, judgments, and decrees of any “Governmental Authority that are binding on or applicable to the Trust or its Affiliates, USBFS or its Affiliates (either directly or indirectly as a service provider to the Trust or its Affiliates), the Services, and/or this Agreement.

20.3 “Deliverables” means the deliverables and other work product provided or required to be provided by or through USBFS or its Personnel as part of the Services.

20.4 “Governmental Authority” means any United States governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court or entity or any instrumentality thereof, whether federal, state or local, or any arbitral body or panel, including any quasi-governmental entity with competent jurisdiction, including any self-regulatory organization.

20.5 “Intellectual Property Rights” means all intellectual property rights throughout the world, registered or unregistered, whether existing now or in the future, including: (a) all patent rights and other rights in inventions and ornamental designs; (b) all copyrights and other rights in works of authorship, software, mask works, databases, compilations, and collections of information; (c) all trademarks, service marks, and other proprietary trade designations; and (d) all rights in know-how and trade secrets.

20.6 “MCASA” means the Master Confidentiality and Security Addendum between the Trust and USBFS dated as of the __ day of _________, 20___, as such agreement may be amended from time to time in accordance with the provisions thereof.

20.7 “Personnel” means a party’s directors, officers, employees, agents, independent contractors, suppliers, and other personnel designated, employed or engaged by such party from time to time in connection with this Agreement.

20.8 “Services” means the services provided or required to be provided by or through USBFS or its Personnel under this Agreement, together with all Deliverables therefor.

20.9 “Specifications” means the conditions and requirements for the Services identified or described in this Agreement, including the Services Schedules, together with USBFS’s written responses contained in Exhibit B to Edward D. Jones & Co, L.P.’s Request for Proposal (“RFP”) dated June 8, 2012; provided, however, that the Specifications are limited to those RFP responses not otherwise in conflict with the Memorandum of Terms, the Pre-Launch Services Agreement or this Agreement and all agreements and schedules attached hereto and incorporated by reference which shall control.

20.10 “Trust Data” means all data, records, reports, calculations, and other information and materials received from, or maintained, processed, created, or stored for or on behalf of the Trust or its Affiliates in connection with this Agreement, including data generated or processed using the Services (both input and output), whether by or on behalf of the Trust, its Affiliates and/or third party service providers.

21.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI  53202
Attn:  President
Fax:  414-905-7991

and notice to the Trust shall be sent to:

US Bancorp Fund Services, LLC
2020 East Financial Way Suite 100
Glendora, CA 91741
Attn: Secretary
Phone: 626-914-7363
Fax: 866-766-3654

22.	Multiple Originals

This Agreement may be executed on multiple counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BRIDGE BUILDER TRUST

By: /s/Joseph C. Neuberger

Name: Joseph C. Neuberger

Title: President

U.S. BANCORP FUND SERVICES, LLC

By: /s/Joseph D. Redwine

Name: Joseph D. Redwine

Title: President

Bridge Builder Trust FUND ADMINISTRATION, FUND ACCOUNTING & PORTFOLIO COMPLIANCE FEE SCHEDULE

Annual Fee Based Upon Average Net Assets for the Fund Complex*
[ ] basis points on the first $[ ]
[ ] basis points on the next $[ ]
[ ] basis points on the next $[ ]
[ ] basis points on the next $[ ]
[ ] basis points on the next $[ ]
[ ] basis points on assets exceeding $[ ]

Base Fee per Fund:  $[ ] per fund per year up to [ ] sub-advisers per fund
Sub-Advisers:  $[ ] additional base fee per sub-adviser beyond the [ ]th sub-adviser per fund
Additional Classes:  $[ ] additional base fee per class beyond the first class

Services Included:
    •  Fund administration and compliance
    •  Fund accounting
    •  Annual legal administration
    •  FactSet Attribution Reporting
    •  Section 15(c) reporting
    •  Electronic Board book portal (BookMark)
    •  Advisor Information Source Web portal

Out-Of-Pocket Expenses
Including but not limited to pricing services (see example below), corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, postage, stationery, programming, special reports, third-party data provider costs (including GICS, MSCI, etc), proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, and conversion expenses, equity attribution, transition management.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Sample Security Pricing Vendor Charges
Pricing Services (Per security per fund per pricing day)
▪  $[ ] - Domestic Equities, Options, ADRs
▪  $[ ] - Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates
▪  $[ ] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate, Convertible,  Government, Agency Bonds, Asset Backed Securities, Mortgage Backed Securities
▪  $[ ] - Bank Loans
▪  $[ ] - Credit Default Swaps
▪  $[ ] - Swaptions, Index Swaps
▪  $[ ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services
▪  $[ ] /Foreign Equity Security per Month for Corporate Action Service
▪  $[ ] /Domestic Equity Security per Month for Corporate Action Service
▪  $[ ] /Month Manual Security Pricing (>[ ]/day)

Fair Value Services (Interactive Data)**
▪  $[ ] on the First [ ] Securities
▪  $[ ] on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees.

Bridge Builder Trust TRANSFER AGENT & SHAREHOLDER SERVICES ACCOUNT SERVICES FEE SCHEDULE

Annual Service Charges to the Fund*
▪  Base Fee Per CUSIP                                      $[ ] /year
▪  Per Shareholder Account                            $[ ] /open account
▪  Closed Accounts                                          $[ ] /closed account

Activity Charges
▪  Telephone Calls              $[ ] /minute
▪  Voice Response Calls                                   $[ ] /call

Out-Of-Pocket Expenses
Including but not limited to telephone toll-free lines, call transfers, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, voice response (VRU) maintenance and development, data communication and implementation charges, and travel. DST NSCC charges waived.

Additional Services
Available but not included above are the following services - FAN Web shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, client dedicated line data access, programming charges, outbound calling & marketing campaigns, training, Short-Term Trader reporting, cost basis reporting, Excessive Trader, 12b-1 aging, investor email services, dealer reclaim services, shareholder performance statements, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, Same Day Cash Management, Real Time Cash Flow, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), marketing and fulfillment solution (eCONNECT), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

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1           Fund Accounting and Administration Services:

1.1           Portfolio Accounting Services:

1.1.1	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s Adviser and/or Sub-Adviser(s).

1.1.2
For each valuation date, obtain prices from a pricing source approved by the Board  and apply those prices to the portfolio positions in accordance with the Fund’s valuation procedures, as approved by the Board of Trustees and provided to USBFS in writing. For those securities where market quotations are unreliable or not readily available as determined solely by the Fund, USBFS shall price those securities in accordance with the Procedures and ‘40 Act.

1.1.3	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

1.1.4
Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

1.1.5	On a daily basis, reconcile cash of the Fund with the Fund’s Custodian and/or brokers, as applicable.

1.1.6	Transmit a copy of the portfolio valuation to the Fund’s Adviser and/or Sub-Adviser(s) daily.

1.1.7	Review the impact of current day’s activity on a per share basis, and review changes in market value.

1.2           Expense Accrual and Payment Services:

1.2.1        Prepare the annual Fund expense budget and expense accrual schedule.

1.2.2	For each valuation date, calculate the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

1.2.3	Process and record payments for Fund expenses upon receipt of written authorization from the Fund.

1.2.4	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Fund.

1.2.5
Periodically review and compare expense accruals to actual payments and estimated future payments; make adjustments as necessary, notifying the Trust’s management and Adviser of adjustments expected to materially affect the Fund’s expense ratio.

1.2.6        Provide expense accrual and payment reporting.

1.3           Fund Valuation and Financial Reporting Services:

3

1.3.1	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s Transfer Agent on a timely basis.

1.3.2        Apply tax equalization accounting as directed by the Fund.

1.3.3
Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

1.3.4	Communicate to the Transfer Agent and other third party agencies the Fund’s capital gain and income distributions that are paid on a monthly, quarterly and annual basis.

1.3.5	Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

1.3.6	Determine the net asset value of the Fund according to the Procedures, using generally accepted accounting and valuation standards for funds registered under the ‘40 Act.

1.3.7	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

1.3.8	Communicate to the Fund, at an agreed upon time, the per share net asset value for each valuation date.

1.3.9        Report daily the Fund’s net asset value to required agencies.

1.3.10	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

1.3.11      Prepare monthly security transactions listings.

1.3.12	Provide Fund and Sub-Adviser performance and attribution reporting and dedicated support to the Adviser.

1.4           Tax Accounting Services:

1.4.1
Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

1.4.2        Maintain tax lot detail for the Fund’s investment portfolio.

1.4.3	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund.

1.4.4	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

4

1.5           General Fund Management:

1.5.1	Act as liaison among Fund Service Providers, including but not limited to Adviser, Sub-Advisers, Legal Counsel and Auditors.

1.5.2        Supply:

1.5.2.1     Office facilities (which may be in USBFS’, or an affiliate’s, or Fund’s own offices).

1.5.2.2     Non-investment-related statistical and research data as requested.

1.5.3        Coordinate the Trustees’ communications, such as:

1.5.3.1     Prepare meeting agendas and resolutions, with the assistance of Legal Counsel.

1.5.3.2	Prepare reports for the Board of Trustees based on financial and administrative data.

1.5.3.3     Assist with the selection of the Auditor.

1.5.3.4     Prepare minutes of meetings of the Board of Trustees and Fund shareholders.

1.5.3.5	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

1.5.3.6	Attend Board of Trustees meetings and present materials for Trustees’ review at such meetings.

1.5.3.7	Ensure all items requiring approval are included in agenda at the Trustees’ meetings.

1.5.4         Audits:

1.5.4.1	For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.

1.5.4.2	For SEC or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.

1.5.4.3     For all audits, provide office facilities, as needed.

1.5.5        Assist with overall operations of the Fund.

1.5.6        Pay Fund expenses upon written authorization from the Trust.

1.5.7
Maintain the Trust’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to USBFS by the Trust or its representatives for safe keeping.

1.5.8
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to SOX or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBFS’ compliance program as it relates to the Trust, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

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1.5.9
Communicate known early warnings and potential at the Fund and Sub-Adviser levels for all applicable portfolio and fund compliance requirements, including but not limited to SEC, IRS, FINRA, Prospectus and SAI.

1.6           Financial Reporting:

1.6.1           Provide financial data required by the Prospectus and SAI.

1.6.2
Prepare and release reports for officers, shareholders, tax authorities, performance reporting companies, vendors, Service Providers, the Board of Trustees, the SEC, and the Auditor, in accordance with regulatory requirements and Fund’s Procedures, policies and agreements.

1.6.3	Produce transaction data, accounting, financial reports and such other periodic and special reports that the Fund may reasonably request.

1.6.4
Supervise the Fund’s Custodian and Fund Accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

1.6.5	Compute the yield, total return, expense ratio and portfolio turnover rate of the Fund.

1.6.6	Prepare all annual, semi-annual and quarterly financial statements for the Fund using generally accepted accounting standards, including but not limited to:

1.6.6.1     Schedule of Investments.

1.6.6.2     Statement of Assets and Liabilities.

1.6.6.3     Statement of Operations.

1.6.6.4     Statement of Changes in Net Assets.

1.6.6.5     Statement of Cash Flows (if applicable).

1.6.6.6     Financial Highlights.

1.7           SEC Registration and Reporting:

1.7.1	Prepare and file annual updates to the Registration Statements as required, including but not limited to servicing agreements, subscription agreements, 12b-1, 18f-3.

1.7.2
Prepare and file EDGAR filings and all required regulatory filings including but not limited to annual and semi-annual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q, Rule 18f-1, 24f-2 notices. As requested by the Trust, prepare and file Form N-PX filings.

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1.7.3
Coordinate with required third parties designated by the Adviser on the production, printing, filing and mailing of Statutory Prospectuses (or Summary Prospectuses, as applicable) and shareholder reports, and amendments and supplements thereto.

1.7.4	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary SEC filings under Rule 17g-1, of the '40 Act.

1.7.5	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

1.7.6	Assist Legal Counsel in preparation of proxy statements and information statements, as requested by the Trust.

1.7.7	Pursuant to Rule 31a-1(b)(9) of the ‘40 Act, prepare quarterly broker security transaction summaries.

1.7.8	Supply SOX sub-certifications to the Fund’s President, Treasurer and/or CCO, as appropriate.

1.7.9	Coordinate responses and provide support for SEC and other regulatory examinations, sweeps and inquiries.

1.8           Regulatory Compliance

1.8.1        Monitor compliance with the ‘40 Act requirements, including, but not limited to:

1.8.1.1     Asset and diversification tests.

1.8.1.2     Total return and SEC yield calculations.

1.8.1.3     Maintenance of books and records under Rule 31a-3.

1.8.1.4     Code of ethics requirements under Rule 17j-1 for the Independent Trustees.

1.8.2 Monitor amounts paid under Rule 12b-1 plans and pursuant to sales loads for compliance with applicable FINRA rules.

1.8.3 Monitor all other applicable portfolio and fund compliance including but not limited to compliance with SEC, IRS, FINRA, Prospectus and SAI requirements.

1.8.4 Monitor reporting to regulatory bodies and financial statement preparation. 1.9 Tax Reporting:

1.9.1 Provide the Fund’s management and Fund Accountant with tax reporting information pertaining to the Fund and available to USBFS as required in a timely manner.

1.9.2
Prepare all relevant tax schedules and footnotes for tax disclosures within the Fund’s annual report for the review and approval of Fund management and/or  Fund Accountant, including but not limited to excise, fund dividend, qualified dividend, capital gain, wash sale and security in-kind analysis.

1.9.3        Monitor wash sale losses.

1.9.4        Calculate Qualified Dividend Income  for qualifying Fund shareholders.

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1.9.5
Prepare for the review of the Fund Accountant and/or Fund management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules.

1.10 IRS Compliance:

1.10.1	Monitor the Trust’s status as a regulated investment company under Subchapter M of the Code, including without limitation, review of the following:

1.10.1.1   Diversification requirements.

1.10.1.2   Qualifying income requirements.

1.10.1.3   Distribution requirements.

1.10.2 Perform quarterly asset diversification tests (Subchapter M) as required by Internal Revenue Code Section 851. Communicate any non-compliance to the Trust and the Adviser.

1.10.3 Prepare and file on behalf of Fund management Form 1099 MISC Forms for payments to Independent Trustees and other qualifying Service Providers.

1.10.4 Calculate required annual excise distribution amounts for the review and approval of Fund management and/or the Fund Accountant.

1.10.5      Prepare annual Fund federal and state income tax and federal excise tax filings as authorized by and based on the instructions received by Fund management and/or the Fund Accountant.

1.10.6 File on a timely basis appropriate federal and state income tax and federal excise tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

1.11         Blue Sky Laws Compliance:

1.11.1 Prepare and file all initial state permits, permit renewals and permit amendments for the Fund as required by applicable Blue Sky Laws.

1.11.2
Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states and applicable U.S. territories.

1.11.3 Monitor status and maintain registrations in each state and applicable U.S. territories. Make required fee payments on behalf of the Fund.

1.11.4 Provide updates regarding material developments in state securities regulation.

2           Transfer Agent and Dividend Disbursing Agent Services:

2.1.1
Receive and process all orders for the purchase, exchange, transfer, and/or redemption of Fund shares in accordance with Rule 22c-1 under the ‘40 Act, other applicable regulations, and as specified in the Fund’s Prospectus.

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2.1.2
Process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Trust’s Custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account. Position and holdings reports to be made available to Adviser.

2.1.3	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust’s Custodian.

2.1.4	Pay proceeds upon receipt from the Trust’s Custodian, where relevant, in accordance with the instructions of redeeming shareholders.

2.1.5
Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Trust with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

2.1.6
Record the issuance of shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended, a record of the total number of shares of each Fund which are authorized, issued and outstanding.

2.1.7           Prepare ad-hoc reports as necessary at prevailing rates.

2.1.8	Reimburse the Fund for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing policy.

2.1.9	Handle maintenance of Adviser Omnibus account, including change of address, etc.

2.2           AML Program:

2.2.1
Provide prompt notification, to the extent permitted by regulation, of any transaction or combination of transactions that USBFS believes, based on the AML Procedures, evidence money laundering or identity theft activities in connection with the Trust or any Fund shareholder.

2.2.2
Provide prompt notification, to the extent permitted by regulation, of any customer(s) that USBFS reasonably believes, based upon the AML Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer.

2.2.3
To the extent permitted by regulation, provide any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’ Anti-Money Laundering Program or the Red Flag Identity Theft Prevention Program on behalf of the Trust provided that the appropriate authority has been given to the client to receive such information.

2.2.4
To the extent permitted by regulation, provide prompt notification of any action taken in response to anti-money laundering violations or identity theft activity as described in 2.2.1, 2.2.2 or 2.2.3 immediately above.

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2.2.5	Provide certified annual and quarterly reports of its monitoring and customer identification activities pursuant to the AML Procedures on behalf of the Trust.

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